Exhibit 10.2

AGENT ONLINE MARKETING PARTNER

15 Lake Bellevue Drive, Suite 100, Bellevue WA 98005

PH: (425) 732-4110        FX: (425) 732-4193

9/8/2003

AMENDED AND RESTATED AS OF MAY 20, 2004

John Zdanowski

224 38th Street

Manhattan Beach, CA 90266

Dear John,

On behalf of HouseValues, I am extremely pleased to offer you the position of a Chief Financial Officer. This letter sets forth the terms of your employment with HouseValues. If you wish to accept employment with HouseValues on these terms, please so indicate by signing two copies of this letter and two copies of the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement. Please retain one set for your files and mail me one set of original documents with your signature. This offer and all terms of employment stated in this letter will expire if you have not returned a signed copy of both agreements to me on or 9/9/2003.

Job Title

Your title will be Chief Financial Officer. In this capacity you will act as a “partner” to continue and support the profitable growth of the company, as well as serve as a key member of the senior management team and of the Executive Committee. You will have the primary day-to-day responsibility for all Finance related-activities of the company and will be expected to provide both tactical and strategic leadership. You will direct the work of the Accounting and HR departments. You will report to the Company’s Chief Executive Officer. The Company’s Chief Executive Officer or Board of Directors (The “Board”) may review and revise the scope of your duties from time to time. You will perform your duties for the company at the company’s corporate office in Bellevue, Washington.

Term of Employment and Compensation

Unless we mutually agree otherwise, you will commence employment with HouseValues on or before 10/31/2003. It is understood and agreed that it is the intent of the parties that you will provide services to HouseValues on a full-time basis and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of HouseValues with the following exception: You may advise, consult or serve as a member of the Board of Directors, of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations that do not materially affect your ability to carry out your duties hereunder. This exception does not allow you to start or work on a side business (even if its without pay) with out the prior written consent of HouseValues.

Your starting salary will be $165,000 per year, paid twice monthly. Salary, bonus and equity compensation will be subject to all legally required withholding taxes.

Relocation bonus: You are eligible to receive a one time relocation bonus in the amount of $30,000. You will be entitled to receive this relocation bonus provided that you: 1. Accept the terms of this offer letter. 2. Commence employment with HouseValues at their headquarters in Bellevue, WA on or before 10/31/2003. 3. Relocate to WA state. 4. Be employed with the company through 1/15/2004. This relocation bonus will be paid out by the later of 1/15/2004 or 60 days from the date of your relocation to WA state. It is understood that you will reimburse the Company for the full $30,000 with in 30 days if you resign your position with out Good Reason (As defined in the section titled Termination Payment) before 6/30/2004.

Moving costs reimbursement: In addition to your relocation bonus, you are also eligible to receive a one time reimbursement for the costs incurred in moving your residence to WA for up to $6,000. You will be entitled to receive this moving costs reimbursement provided that you: 1. Accept the terms of this offer letter. 2. Commence employment with HouseValues at their headquarters in Bellevue, WA on or before 10/31/2003. 3. Relocate to WA State. 4. Turn in a receipt for the moving costs with in 30 days of the expense. This moving costs reimbursement will be paid out with in 30 days from the date of your relocation to WA state and submission of appropriate expense documentation.

Business Expenses: You are eligible to receive reimbursement for reasonable travel and other reasonable business expenses incurred by you in the performance of your duties under this agreement provided that you: 1. Follow the Company’s normal procedures for expense reimbursement. 2. The expenses are comparable to existing executive level expenses with in the Company.

Management Bonus Program: You are eligible to participate in the management bonus program. You may receive up to 30%-40% of your base salary under the management bonus program. The management bonus program is defined by the CEO and Board of Directors. There is no guaranteed payout under the management bonus program. Please note: The management bonus program is subject to change at any time.

Management Bonus Program for 2003 only: You are eligible to receive a one time bonus of $25,000 provided that: 1. You are employed with the company through 1/15/2003. 2. The company achieves its profit goals for 2003.

Benefits

You will be entitled, during the term of your employment, to vacation, medical and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by HouseValues to its other employees. Specifically, you will be eligible for up to 3 weeks of paid vacation per year and the standard medical package.

Option Compensation

HouseValues wishes to ensure that your energies are wholly devoted to the long-term interests of HouseValues and its shareholders. Accordingly, subject to approval by the Board of Directors and the execution by you of a stock option letter Agreement, you will receive an option to purchase 160,000 shares of HouseValues, Inc. common stock, pursuant to the terms of the HouseValues, Inc. 1999 Stock Incentive Compensation Plan (The Plan). The exercise price per share of the option will be set at the fair market value per share of the Company’s common stock on the date of grant, as determined by the Board of Directors (Which will be presented to the Board of Directors with in 30 days of the date you commence your employment with the Company).

Your options will have certain accelerated vesting provisions and a fair market value price per share as set forth in an option letter agreement provided to you simultaneous herewith.

Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement

As a condition of your employment pursuant to this offer letter, we require that you sign the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement and complete Exhibit A Exhibit B thereto. Please note that the Company’s willingness to enter into an employment relationship with you and to facilitate the equity compensation described above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

Employment at Will

Your employment with HouseValues will be “at will,” which means that either you or HouseValues may terminate your employment with HouseValues at any time, with or without Cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter. If you wish to terminate your employment, HouseValues requests that you provide written notice at least 30 days prior to the effective date of your resignation.

Termination Payment

In the event of the termination of your employment, all compensation and benefits set forth above terminate except for the following:

If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, you shall be entitled to receive termination payments equal to (i) six months’ your annual base salary, (ii) 50% of the most recent annual bonus paid to you, and (iii) six months’ COBRA premiums otherwise due from you, for yourself and eligible dependents, with respect to COBRA coverage offered by Company, provided that you sign a separation agreement releasing any claims against the Company. If the Company terminates your employment because of death or disability, you shall be entitled to receive six months’ COBRA premiums otherwise due from you, for yourself and eligible dependents, with respect to COBRA coverage offered by Company. If you are terminated for Cause or if you terminate your employment, you shall not be entitled to receive any of the foregoing benefits. All payments under this paragraph shall be made to you at the same interval as payments of salary were made to you immediately prior to termination.

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall be limited to the occurrence of one or more of the following events:

(a)	willful misconduct, insubordination, or dishonesty in the performance of your duties or other knowing and material violation of Company’s policies and procedures in effect from time to time which results in a material adverse effect on Company;

(b)	your continued failure to satisfactorily perform your duties for a period of sixty consecutive days after receipt of written notice that specifically identifies the areas in which your performance is deficient and you fail to cure such acts or omissions within thirty (30) days after receipt of the written notice;

(c)	your conviction of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction;

(d)	current use by you of illegal substances that results in a criminal conviction and materially impairs Company’s business, goodwill or reputation; or

(e)	any material violation by you of your Noncompetition Agreement with Company that results in a material adverse effect on Company.

For the purposes of this Agreement, “Good Reason” shall mean that you, without your consent, have either:

(a)	incurred a material reduction in your title, status, authority or responsibility at Company; or

(b)	incurred a reduction in your base salary from Company;

(c)	suffered a material breach of this Agreement by Company which Company does not cure within 20 days following written notice from you; or

(d)	a relocation of Company’s office location more than 40 miles from the current location.

Additional Provisions

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification. The terms of this offer letter, including the equity compensation, are subject to the approval of HouseValues’s board of directors. Upon your acceptance of this offer, HouseValues promptly will have prepared the documents necessary to effect all the terms of this agreement, and you agree to assist HouseValues in causing the same to be prepared and executed.

You represent that your employment on or before 10/31/2003, is not in violation of any obligation to a previous employer or any entity with whom you have had a relationship as an independent contractor or consultant, including any obligation contained in a noncompetition agreement or similar agreement. If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms must be in writing and signed by you and an authorized officer of HouseValues to be enforceable.

We are delighted about the possibility of your joining us. I hope you will accept this offer and I look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

This agreement supercedes in its entirety the prior employment agreement between you and the Company which shall be of no further force and effect from and after the date hereof.

Sincerely

/s/ Ian Morris
Ian Morris
CEO

ACCEPTANCE:

I accept employment with HouseValues, Inc. under the terms set forth in this letter: I acknowledge that my employment is at will and may be terminated by me or HouseValues at any time, with or without Cause (Subject to the termination payment described herein).

/s/ John Zdanowski
John Zdanowski
Date:	May 20, 2004